As filed with the Securities and Exchange Commission on March 31, 2020.

Registration No. 333-236959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Zentalis Pharmaceuticals, LLC*

(Exact name of registrant as specified in its charter)

Delaware	2834	82-3607803
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

530 Seventh Avenue, Suite 2201

New York, New York 10018

Telephone: (212) 433-3791

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony Y. Sun, M.D.

Chief Executive Officer

Zentalis Pharmaceuticals, LLC

530 Seventh Avenue, Suite 2201

New York, New York 10018

Telephone: (212) 433-3791

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cheston Larson Nathan Ajiashvili Matthew Bush Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200	Divakar Gupta Richard Segal Alison Haggerty Charles S. Kim Cooley LLP 55 Hudson Yards New York, New York 10001 (212) 479-6000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Zentalis Pharmaceuticals, LLC is filing this Amendment No. 2 to its Registration Statement on Form S-1 (File No. 333-236959) as an exhibit-only filing in order to refile Exhibits 2.1 and 5.1 and include Exhibit 23.2 (each previously filed), as indicated in Item 16 of Part II of the Registration Statement. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq listing fee.

Amount
Securities and Exchange Commission registration fee	$20,544
FINRA filing fee	24,253
Initial Nasdaq listing fee	170,000
Accountants’ fees and expenses	700,000
Legal fees and expenses	1,500,000
Blue Sky fees and expenses	5,000
Transfer Agent’s fees and expenses	6,500
Printing and engraving expenses	510,000
Miscellaneous	163,703

Total expenses	$3,100,000

Item 14. Indemnification of Directors and Officers.

Immediately prior to the effectiveness of this Registration Statement, Zentalis Pharmaceuticals, LLC will convert into a Delaware corporation pursuant to a statutory conversion, and will change its name to Zentalis Pharmaceuticals, Inc. Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation to be effective upon the corporate conversion will provide that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation to be effective upon the corporate conversion will provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by us within the past three years. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

1.	In December 2017, we issued and sold 2,735,320 Series B convertible preferred units for an aggregate purchase price of $34,000,027.

2.	In January 2018, we issued and sold an additional 764,281 Series B convertible preferred units for an aggregate purchase price of $9,500,023.

3.	In August 2018, we issued and sold an additional 24,138 Series B convertible preferred units for an aggregate purchase price of $300,035.

4.	In September 2019, we issued and sold 4,847,106 Series C convertible preferred units for an aggregate purchase price of $84,824,355.

5.	In February 2020, we issued and sold an additional 867,194 Series C convertible preferred units for an aggregate purchase price of $15,175,895.

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement

2.1	Form of Plan of Conversion

2.2*	Form of Certificate of Conversion of Zentalis Pharmaceuticals, LLC

3.1*	Form of Certificate of Incorporation of Zentalis Pharmaceuticals, Inc., to be in effect upon completion of the Registrant’s conversion from a limited liability company to a corporation

3.2*	Form of Bylaws of Zentalis Pharmaceuticals, Inc., to be in effect upon completion of the Registrant’s conversion from a limited liability company to a corporation

3.3*	Second Amended and Restated Limited Liability Company Agreement of Zentalis Pharmaceuticals, LLC

4.1*	Amended and Restated Investors’ Rights Agreement, dated as of September 6, 2019, by and among Zentalis Pharmaceuticals, LLC and the investors party thereto

4.2*	Specimen Common Stock Certificate evidencing the shares of common stock

5.1	Opinion of Latham & Watkins LLP

10.1*	Zentalis Pharmaceuticals, LLC 2017 Profits Interest Plan, as amended, and form of profit interest award agreement thereunder

10.2#*	2020 Incentive Award Plan and form of option agreement and restricted stock unit agreement thereunder

10.3#*	Non-Employee Director Compensation Program

10.4#*	2020 Employee Stock Purchase Plan

10.5#*	Form of Conversion Restricted Stock Award Agreement for former Class B Common Unit Holders

10.6*	Form of Indemnification Agreement for Directors and Officers

10.7*	Lease Agreement, dated April 12, 2019, between Zeno Management, Inc. and G&S Realty 1, LLC

10.8*	Sublease Agreement, dated September 16, 2019, between Zeno Management, Inc. and Lundbeck La Jolla Research Center, Inc.

10.9*	Lease Agreement, dated November 12, 2015, between the Registrant and BMR-Road to the Cure, LP

Exhibit Number	Description of Exhibit

10.10*	First Amendment to Lease Agreement, dated December 6, 2018, between the Registrant and BMR-Road to the Cure, LP

10.11*	Lease Agreement, dated January 14, 2020, between Zeno Management, Inc. and ARE-SD Region NO. 44, LLC

10.12#*	Amended and Restated Employment Agreement, dated February 1, 2019, by and between Zeno Management, Inc. and Anthony Y. Sun, M.D.

10.13#*	Amendment to Amended and Restated Employment Agreement, dated February 25, 2020, by and between Zeno Management, Inc. and Anthony Y. Sun, M.D.

10.14#*	Employment Agreement, dated September 5, 2019, by and between the Zeno Management, Inc. and Melissa Epperly

10.15#*	Employment Agreement, dated February 1, 2019, by and between Zeno Management, Inc. and Kevin Bunker, Ph.D.

10.16#*	Amendment to Employment Agreement, dated February 25, 2020, by and between Zeno Management, Inc. and Kevin Bunker, Ph.D.

10.17#*	Employment Agreement, dated February 1, 2019, by and between Zeno Management, Inc. and Robert Winkler, M.D.

10.18#*	Consulting Agreement, dated February 1, 2019, by and between Zeno Management, Inc. and Cam Gallagher

10.19#*	Amended and Restated Consulting Agreement, dated February 25, 2020, by and between Zeno Management, Inc. and Cam Gallagher

10.20#*	Employment Agreement, dated March 25, 2020, by and between Zeno Management, Inc. and Dimitris Voliotis, M.D.

10.21†*	Second Amended and Restated License Agreement, dated September 6, 2019, between the Registrant and Recurium IP Holdings, LLC

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	Previously filed.
#	Indicates management contract or compensatory plan.
†	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 31st day of March, 2020.

ZENTALIS PHARMACEUTICALS, LLC

By:	/s/ Anthony Y. Sun, M.D.
Anthony Y. Sun, M.D.
Chief Executive Officer, President and Chairman

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Anthony Y. Sun, M.D. Anthony Y. Sun, M.D.	Chief Executive Officer, President and Chairman (principal executive officer)	March 31, 2020

/s Melissa B. Epperly Melissa B. Epperly	Chief Financial Officer (principal financial officer and principal accounting officer)	March 31, 2020

* Cam S. Gallagher	Director	March 31, 2020

* David E. Goel	Director	March 31, 2020

* Karan S. Takhar	Director	March 31, 2020

* David M. Johnson	Director	March 31, 2020

*By:	/s/ Anthony Y. Sun, M.D.
Attorney-in-fact